Exhibit 10.7

October 1, 2018
WCW (Willie) Chiang
Dear Willie:
The following sets forth an Amended and Restated employment agreement (this "Agreement") between Plains All American GP LLC (the "Company") and WCW (Willie) Chiang ("Executive") that replaces and supersedes that certain employment agreement dated July 10, 2015 between the Company and Executive (the “Original Agreement”).
1.Title and Position. (a) Executive's title and position will be Chief Executive Officer (“CEO”) of the Company. As CEO, Executive will serve as a member of the Board of Directors of PAA GP Holdings LLC (the “Board”) and will report to the Board. As CEO, Executive will also have supervision and control over and responsibility for, the general management and operation of the Company, and shall have such other duties as may from time to time be prescribed by the Board of Directors, provided that such duties are consistent with Executive’s position. For so long as he serves as CEO, Executive shall devote such of his entire working time, attention, energies and business efforts to his duties and responsibilities as CEO of the Company as are reasonably necessary to carry out the duties and responsibilities generally appertaining to that office. In addition, for so long as he serves as CEO, Executive shall not engage in any other material business activity (regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage) without the prior written approval of the Compensation Committee of the Board (which approval shall not be unreasonably withheld). Nothing in this Section 1 shall be deemed to restrict the Executive from investing his personal assets as a passive investor in the publicly traded securities of other companies.
(b) Executive acknowledges and agrees that by virtue of being appointed CEO as provided hereunder, he will have received the Executive Promotion prior to the Reference Date, as such terms are defined in the Original Agreement. Accordingly, Executive further acknowledges and agrees that upon the execution by the Company and Executive of this Agreement, except as set forth in the proviso of this sentence the Original Agreement shall cease to be of any force and effect (it being understood that the LTIP Grants and the Class B Agreement referenced in the Original Agreement shall remain in full force and effect pursuant to the respective terms of such agreements as now in effect); provided, however, that notwithstanding the foregoing, the Company acknowledges and agrees that in the event Executive is terminated by the Company other than for Cause prior to December 31, 2019, Executive

Exhibit 10.7

shall immediately vest in (i) any remaining unvested Phantom Units covered by the LTIP Grant referenced in Section 2(c) of the Original Agreement and (ii) any remaining unvested Class B Units covered by the Class B Agreement referenced in Section 2(d) of the Original Agreement.
2.Compensation. Executive's compensation will include:

a.
Base Salary. A monthly salary of $50,000.00, payable semi-monthly in cash for so long as Executive is employed by the Company. This amount may be increased or decreased by the Board of Directors from time to time, but may not be decreased from this base level, or any future increased level, without Executive's express written approval.

b.
Bonus. Executive will be eligible to participate in the Company's annual discretionary bonus program, with the amount of future annual bonuses, if any, to be determined and approved by the Board of Directors, in its discretion, upon the recommendation of the Compensation Committee. Subject to such discretion, Executive’s annual bonus target will be equal to 250% of Executive’s Base Salary. Annual bonuses, if any, will be paid in cash on the date that annual bonus payments are paid to the other senior executive participants in the annual discretionary bonus program. The Company's obligation to pay an annual bonus with respect to a given calendar year is contingent upon (i) Executive's remaining employed by the Company through the date on which the applicable annual bonus payment is paid, and (ii) continued compliance with the terms of the Confidentiality Agreement, as defined in Section 5 below.

c.
LTIP Grants. In addition to any outstanding awards previously granted, Executive will be eligible to participate in the Company’s long-term incentive plan, with the grant and terms of future awards, if any, under such plan to be determined and approved by the Board of Directors, in its discretion, upon the recommendation of the Compensation Committee. Subject to such discretion, Executive’s annual LTIP award target value will be equal to 500% of Executive’s Base Salary. In connection with the promotion contemplated hereunder and in order to more closely align Executive’s total compensation as CEO with the total compensation of CEOs at peer midstream companies, the Board has approved, and Executive acknowledges receipt of, a special LTIP award for 500,000 phantom units, including associated distribution equivalent rights (“DERs”). The phantom units and associated DERs granted to Executive thereunder will vest pursuant to the terms set forth in the letter evidencing such award.

d.
Class B Units. Executive has previously received a grant of 1,000,000 Class B units (375,521 Class B units on a post-split basis) in Plains AAP, L.P. pursuant to that certain Class B Restricted Units Agreement dated August 24, 2015 (as amended on August 25, 2016 and March 22, 2018, the “Class B Agreement”). The Class B Units granted to Executive thereunder will not be affected by this Agreement and will become “earned” units and “vested” units pursuant to the terms set forth in the Class B Agreement.

Exhibit 10.7

3.Expense Reimbursement. Company shall reimburse Executive for all reasonable business expenses, including travel and entertainment.
4.Benefits. Executive shall receive and be entitled to other employment benefits, including: (a) five weeks paid vacation, (b) up to 10 days sick leave with pay, (c) participation in the Company's 401(K) Plan, and (d) all health and welfare benefits, including insurance, provided to other senior executives of the Company, on the same basis and terms as other senior executives of the Company.
5.Confidentiality and Non-Solicitation. Executive and the Company are parties to that certain Confidential Information and Non-Solicitation Agreement dated August 24, 2015 (the "Confidentiality Agreement"). The Confidentiality Agreement shall remain in full force and effect according to its terms.

6.Term and Termination. This Agreement will become effective on October 1, 2018 (the “Effective Date”). Either party may terminate Executive's employment at any time. However, notwithstanding the foregoing, termination of Executive’s employment shall not affect (a) the obligations of the Company hereunder that arise prior to, or as a result of, such termination, or (b) any rights or obligations under the Confidentiality Agreement that survive such termination.
7.Certain Representations of Executive. Executive represents that: (a) his execution of this Agreement will not violate the terms of any agreement to which he is currently bound; and (b) other than the Confidentiality Agreement, he is not subject to an existing confidentiality, non-compete or similar type agreement that would prevent, limit or otherwise encumber Executive's ability to perform his job with the Company.
8.Return of Materials. Upon termination of his employment for any reason, Executive shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of the Company.

9.Section 409A. If the parties determine, or the Internal Revenue Service asserts, that any payments or benefits to be made or provided to Executive hereunder do not comply with Section 409A of the Internal Revenue Code, then the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.
10.Certain Agreements of Executive. Without amending, modifying or expanding the meaning of “Cause” as defined in the Class B Agreement, Executive agrees that he shall at all times:

a.	adhere to the Company's Trading and Risk Management Policies and Procedures,

b.	adhere to the Company's Code of Business Conduct, and

Exhibit 10.7

c.	not misrepresent or conceal information regarding transactions from senior management or any person responsible for the accurate recording and reporting of each transaction.
11.    Executive will not be obligated to seek employment or otherwise mitigate any benefits provided hereunder. Payments provided hereunder will not be reduced by other compensation earned by Executive from another employer following termination.

[Signature Page Follows]
If the foregoing meets with your understanding of our agreement, please execute, date and return one original Agreement for our files.
Very truly yours,
PLAINS ALL AMERICAN GP LLC

By: ______________________________________
Name:    Greg L. Armstrong
Title:    Chief Executive Officer

AGREED TO AND ACCEPTED
this ____ day of September, 2018

___________________________
WCW (Willie) Chiang

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